Exhibit 99.1

JAMES RIVER ANNOUNCES FOURTH QUARTER 2023 RESULTS

Pembroke, Bermuda, February 28, 2024 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported the following results for the fourth quarter 2023 as compared to the same period in 2022:

	Three Months Ended December 31,		Three Months Ended December 31,
($ in thousands, except for share data)	2023	per diluted share	2022	per diluted share
Net income from continuing operations available to common shareholders	$17,431	$0.46	$23,236	$0.60
Net loss from discontinued operations	(170,211)	$(3.89)	(8,136)	$(0.20)
Net (loss) income available to common shareholders	(152,780)	$(3.43)	15,100	$0.40
Adjusted net operating income[1]	12,442	$0.33	16,415	$0.44
Due to the pending sale of JRG Reinsurance Company Ltd. ("JRG Re"), pursuant to the Stock Purchase Agreement entered into in the fourth quarter, full results for the Casualty Reinsurance segment have been reclassified to discontinued operations for all periods. All necessary regulatory approvals for the sale have been received and the transaction is expected to close in the first quarter of 2024. The net loss available to common shareholders for the fourth quarter of 2023 was driven by the net loss from discontinued operations, which included an $80.4 million loss on held for sale classification of JRG Re and an $89.8 million loss from discontinued operations. The loss from discontinued operations included $53.2 million associated with JRG Re's fixed maturity securities as the Company no longer has the intent or ability to hold securities in an unrealized loss position until a recovery of their fair value could occur.
Adjusted net operating income1 of $12.4 million ($0.33 per diluted share) for the fourth quarter of 2023 reflected strong investment income and profitable underwriting results from continuing operations, particularly from our Excess and Surplus Lines ("E&S") segment, which wrote the largest annual and second largest quarterly amount of gross written premium in its history.
Unless specified otherwise, all underwriting performance ratios presented herein are for our continuing operations and business not subject to retroactive reinsurance accounting for loss portfolio transfers ("LPTs").
Highlights for the year and quarter included:
▪Full year 2023 Group combined ratio of 96.5%.
▪E&S segment gross written premium exceeded $1.0 billion, a record level, including 12.1% growth in the fourth quarter of 2023 compared to the prior year quarter. New business submissions increased 14.9% in the fourth quarter of 2023 compared to the prior year period, while renewal submission growth remained strong.
1 Adjusted net operating income is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Fourth Quarter 2023 Results

▪E&S segment combined ratio of 94.2% for the fourth quarter of 2023. E&S renewal rate increased 11.0% in the fourth quarter of 2023, including 10.5% in casualty lines, with nearly all underwriting divisions reporting positive pricing increases.
▪Specialty Admitted segment combined ratio of 92.2% for the fourth quarter of 2023, with fronting and program gross written premium growth of 12.5% compared to the prior year quarter, excluding the non-renewed California workers' compensation program.
▪Net investment income increased 67.0% in the fourth quarter of 2023 compared to the prior year quarter, with all asset classes reporting meaningfully higher income.
▪Shareholders' equity per share of $14.20 decreased 4.7%2 sequentially from September 30, 2023, due to the previously cited loss on sale of JRG Re, which was partially offset by net income from continuing operations and unrealized gains in the fixed maturity portfolio during the quarter.
Frank D'Orazio, the Company’s Chief Executive Officer, commented, “2023 was a year of significant transformation and strategic progress for James River, with the Company now purely focused on our E&S and fronting platforms. During the fourth quarter we eclipsed $1 billion in annual E&S premium, a significant milestone for the organization that demonstrates the strength of our franchise, driven by meaningful submission growth. We expect to continue to build on this momentum in 2024 as our team remains focused on leveraging sustained attractive market conditions. Our Board of Directors continues its exploration of strategic alternatives for the Company that was announced in November. We expect to provide an update on the process in due course.”
Fourth Quarter 2023 Operating Results - Continuing Operations
•Gross written premium of $389.3 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2023	2022	% Change
Excess and Surplus Lines	$275,171	$245,462	12%
Specialty Admitted Insurance	114,134	116,142	(2)%
	$389,305	$361,604	8%

•Net written premium of $172.2 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2023	2022	% Change
Excess and Surplus Lines	$146,628	$156,358	(6)%
Specialty Admitted Insurance	25,573	18,866	36%
	$172,201	$175,224	(2)%
2 Percent change before common dividends paid.
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JRVR Announces Fourth Quarter 2023 Results

•Net earned premium of $182.0 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2023	2022	% Change
Excess and Surplus Lines	$153,926	$147,317	4%
Specialty Admitted Insurance	28,027	18,854	49%
	$181,953	$166,171	9%

•E&S segment gross written premium increased 12.1% compared to the prior year quarter, with broad strength from most underwriting divisions. Renewal rate increases were 11.0% during the fourth quarter of 2023. Premium retention in the segment was lower than recent periods and net written premium declined 6.2% from the prior year quarter due to the impact of the restructured ceded reinsurance structure put in place at mid-year 2023, which is designed to further limit volatility, and $4.1 million of reinsurance reinstatement premiums incurred during the current quarter.
•Gross written premium for fronting and program business increased 12.5% compared to the prior year quarter excluding the impact of our large workers' compensation fronted program that was previously not renewed. Fronting and program business growth was driven by both existing programs and new programs initiated earlier in 2023. Gross written premium for the Specialty Admitted Insurance segment declined 1.7% compared to the fourth quarter of 2022, with the reduction due to the impact of the non-renewed workers' compensation program and the renewal rights sale of the individual risk workers' compensation business.
•The fourth quarter of 2023 reflected $25.0 million of unfavorable reserve development in the E&S segment and minimal reserve movements in the Specialty Admitted segment. Reserve development in the E&S segment related to accident years 2015 through 2020 for primary general liability. During the fourth quarter of 2023, the Company also reduced its estimate of current accident year losses and loss adjustment expenses to reflect the strong level of rate increases, meaningfully above both plan and trend, and other underwriting improvements.
•Pre-tax favorable (unfavorable) reserve development by segment on business not subject to retroactive reinsurance accounting for loss portfolio transfers was as follows:

	Three Months Ended December 31,
($ in thousands)	2023	2022
Excess and Surplus Lines	$(25,005)	$258
Specialty Admitted Insurance	(38)	1,400
	$(25,043)	$1,658
•Additionally, the Company recognized adverse prior year development of $3.8 million on the reserves subject to the Commercial Auto LPT, which provides unlimited coverage. Retroactive benefits of $5.0 million were recorded in loss and loss adjustment expenses during the fourth quarter and the deferred retroactive reinsurance gain on the Balance Sheet is $20.7 million as of December 31, 2023.
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JRVR Announces Fourth Quarter 2023 Results

•Gross fee income was as follows:

	Three Months Ended December 31,
($ in thousands)	2023	2022	% Change
Specialty Admitted Insurance	$5,874	$6,267	(6)%
•The consolidated expense ratio was 24.2% for the fourth quarter of 2023, which was an increase from 22.0% in the prior year fourth quarter. The expense ratio was primarily impacted by changes in reinsurance cessions in both E&S and Specialty Admitted segments that resulted in a lower level of ceding commissions in the current period, with an offset for lower compensation expenses due to performance relative to Company targets.

Investment Results
Net investment income for the fourth quarter of 2023 was $25.6 million, an increase of 67.0% compared to $15.3 million in the prior year quarter. Growth in income was broad-based across the portfolio, as positive operating cash flow and portfolio cash flow was deployed at higher yields. On a sequential basis, income increased modestly in most asset classes. For the fourth quarter of 2023, income from private investments included approximately $2.5 million related to a performance based contingent payment from a renewable energy investment that was sold during the fourth quarter of 2022.
The Company’s net investment income consisted of the following:

	Three Months Ended December 31,
($ in thousands)	2023	2022	% Change
Private Investments	3,199	1,422	125%
All Other Investments	22,389	13,896	61%
Total Net Investment Income	$25,588	$15,318	67%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended December 31, 2023 was 4.8% (versus 3.9% for the three months ended December 31, 2022). The investment yield increased primarily as a result of higher market yields on fixed maturity securities and bank loans.
Net realized and unrealized gains on investments of $8.0 million for the three months ended December 31, 2023 compared to net realized and unrealized gains on investments of $3.9 million in the prior year quarter. The majority of the realized and unrealized gains during the fourth quarter of 2023 were related to our equity securities and secured bank loan portfolio.
Taxes
The Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The effective tax rate on net income from continuing operations for the year ended December 31, 2023 was 29.6%.
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JRVR Announces Fourth Quarter 2023 Results

Tangible Equity
Shareholders' equity of $534.6 million at December 31, 2023 declined 5.0% compared to shareholders' equity of $562.5 million at September 30, 2023. Tangible equity3 of $485.6 million at December 31, 2023 decreased 8.4% compared to tangible equity of $530.4 million at September 30, 2023, as net income from continuing operations and unrealized investment gains in accumulated other comprehensive loss ("AOCI") were offset by the loss from discontinued operations, primarily reflecting the sale of the Casualty Reinsurance business.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.05 per common share. This dividend is payable on Friday, March 29, 2024 to all shareholders of record on Monday, March 11, 2024.
Other
On November 8, 2023, the Company entered into an agreement to sell JRG Re. The sale will result in the full disposition of the Company's Casualty Reinsurance business and related assets. All necessary regulatory approvals for the sale have been received and we are expecting the transaction to close in the first quarter of 2024. The operating results of JRG Re have been classified as discontinued operations and the related assets and liabilities have been classified as held for sale for all periods presented. The net loss from discontinued operations was $170.2 million for the fourth quarter of 2023, which included an $80.4 million loss on held for sale classification of JRG Re and $53.2 million associated with JRG Re's fixed maturity securities as the Company no longer has the intent or ability to hold securities in an unrealized loss position until a recovery of their fair value could occur.
As previously disclosed, in preparing our unaudited consolidated financial statements for the three and nine months ended September 30, 2023, the Company became aware that the unaudited consolidated financial statements for the six months ended June 30, 2023 contained material misstatements related to unrecorded reinsurance reinstatement premium. Management of the Company concluded that the deficiencies in controls over the review of the determination of when reinstatement premiums for reinsurance should be recognized were a material weakness in the Company's internal control over financial reporting.
The material weakness has been remediated as of December 31, 2023.
Conference Call
James River will hold a conference call to discuss its fourth quarter results tomorrow, February 29, 2024 at 8:30 a.m. Eastern Time. Investors may access the conference call by dialing (800) 715-9871, Conference ID 1369790, or via the internet by visiting www.jrvrgroup.com and clicking on the “Investor Relations” link. A webcast replay of the call will be available by visiting the company website.
3 Tangible equity is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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JRVR Announces Fourth Quarter 2023 Results

Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and uncertainties, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; downgrades in the financial strength rating of our regulated insurance subsidiaries impacting our ability to attract and retain insurance business that our subsidiaries write, our competitive position, and our financial condition; the timing of the, or potential failure to, close the sale by the Company of the common shares of JRG Re announced on November 8, 2023; potential uncertainty regarding the outcome of our exploration of strategic alternatives, and the impacts that it may have on our business; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; the impact of a persistent high inflationary environment on our reserves, the values of our investments and investment returns, and our compensation expenses; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk, adequately protect our company against financial loss and that supports our growth plans; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform its reimbursement obligations, and our potential inability to demand or maintain adequate collateral to mitigate such risks; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; changes in U.S. tax laws and the interpretation of certain provisions of Public Law No. 115-97, informally titled the 2017 Tax Cuts and Jobs Act (including associated regulations), which may be retroactive and could have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents;
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JRVR Announces Fourth Quarter 2023 Results

our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends; and an adverse result in any litigation or legal proceedings we are or may become subject to. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our most recently filed Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit (loss), adjusted net operating income, tangible equity, tangible common equity, adjusted net operating return on tangible equity (which is calculated as annualized adjusted net operating income divided by the average quarterly tangible equity balances in the respective period), and adjusted net operating return on tangible common equity excluding AOCI (which is calculated as annualized adjusted net operating income divided by the average quarterly tangible common equity balances in the respective period, excluding AOCI), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance companies. The Company operates in two specialty property-casualty insurance segments: Excess and Surplus Lines and Specialty Admitted Insurance. Each of the Company’s regulated U.S. insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrvrgroup.com
For more information contact:
Brett Shirreffs
SVP, Finance, Investments and Investor Relations
Investors@jrvrgroup.com
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JRVR Announces Fourth Quarter 2023 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data (Unaudited)

($ in thousands, except for share data)	December 31, 2023	December 31, 2022
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,324,476	$1,171,303
Equity securities, at fair value	119,945	115,155
Bank loan participations, at fair value	156,169	54,281
Short-term investments	72,137	95,351
Other invested assets	33,134	27,447
Total invested assets	1,705,861	1,463,537

Cash and cash equivalents	274,298	159,200
Restricted cash equivalents (a)	72,449	103,215
Accrued investment income	12,106	9,768
Premiums receivable and agents’ balances, net	249,490	239,944
Reinsurance recoverable on unpaid losses, net	1,358,474	1,259,617
Reinsurance recoverable on paid losses	157,991	114,242
Deferred policy acquisition costs	31,497	32,837
Goodwill and intangible assets	214,644	217,507
Other assets	457,047	391,409
Assets of discontinued operations held-for-sale	783,393	1,145,799
Total assets	$5,317,250	$5,137,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,606,107	$2,340,963
Unearned premiums	587,899	578,196
Funds held (a)	65,235	97,360
Deferred reinsurance gain	20,733	15,742
Senior debt	222,300	222,300
Junior subordinated debt	104,055	104,055
Accrued expenses	56,722	56,881
Other liabilities	333,183	271,625
Liabilities of discontinued operations held-for-sale	641,497	751,289
Total liabilities	4,637,731	4,438,411

Series A redeemable preferred shares	144,898	144,898
Total shareholders’ equity	534,621	553,766
Total liabilities, Series A redeemable preferred shares, and shareholders’ equity	$5,317,250	$5,137,075

Tangible equity (b)	$485,608	$501,248
Tangible equity per share (b)	$11.13	$11.63
Tangible common equity per share (b)	$9.05	$9.51
Shareholders' equity per share	$14.20	$14.78
Common shares outstanding	37,641,563	37,470,237

(a) Restricted cash equivalents and the funds held liability includes funds posted by the Company to a trust account for the benefit of a third party administrator handling the claims on the Rasier commercial auto policies in run-off. Such funds held in trust secure the Company's obligations to reimburse the administrator for claims payments, and are primarily sourced from the collateral posted to the Company by Rasier and its affiliates to support their obligations under the indemnity agreements and the loss portfolio transfer reinsurance agreement with the Company.

(b) See “Reconciliation of Non-GAAP Measures”
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JRVR Announces Fourth Quarter 2023 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands, except for share data)	2023	2022	2023	2022
REVENUES
Gross written premiums	$389,305	$361,604	$1,508,660	$1,411,372
Net written premiums	172,201	175,224	693,901	665,446

Net earned premiums	181,953	166,171	708,005	629,734
Net investment income	25,588	15,318	84,046	43,188
Net realized and unrealized gains (losses) on investments	7,954	3,878	10,441	(15,720)
Other income	2,609	1,438	9,517	4,312
Total revenues	218,104	186,805	812,009	661,514
EXPENSES
Losses and loss adjustment expenses (a)	133,162	105,376	500,157	440,642
Other operating expenses	45,734	37,616	193,656	152,570
Other expenses	2,325	217	3,792	795
Interest expense	6,561	5,158	24,627	13,872
Intangible asset amortization and impairment	91	91	2,863	363
Total expenses	187,873	148,458	725,095	608,242
Income from continuing operations before income taxes	30,231	38,347	86,914	53,272
Income tax expense on continuing operations	10,175	12,486	25,705	18,414
Net income from continuing operations	20,056	25,861	61,209	34,858
Net loss from discontinued operations	(170,211)	(8,136)	(168,893)	(3,885)
NET INCOME (LOSS)	$(150,155)	$17,725	$(107,684)	$30,973
Dividends on Series A preferred shares	(2,625)	(2,625)	(10,500)	(8,750)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(152,780)	$15,100	$(118,184)	$22,223
ADJUSTED NET OPERATING INCOME (b)	$12,442	$16,415	$50,317	$51,710

INCOME (LOSS) PER COMMON SHARE
Basic
Continuing operations	$0.46	$0.62	$1.35	$0.70
Discontinued operations	$(4.52)	$(0.22)	$(4.49)	$(0.11)
	$(4.06)	$0.40	$(3.14)	$0.59
Diluted (c)
Continuing operations	$0.46	$0.60	$1.34	$0.69
Discontinued operations	$(3.89)	$(0.20)	$(4.47)	$(0.10)
	$(3.43)	$0.40	$(3.13)	$0.59

ADJUSTED NET OPERATING INCOME PER COMMON SHARE
Basic	$0.33	$0.44	$1.34	$1.38
Diluted (d)	$0.33	$0.44	$1.33	$1.37

Weighted-average common shares outstanding:
Basic	37,656,268	37,463,802	37,618,660	37,442,856
Diluted	43,744,208	43,315,837	37,810,440	37,650,969
Cash dividends declared per common share	$0.05	$0.05	$0.20	$0.20

Ratios:
Loss ratio	73.9%	66.4%	69.9%	67.5%
Expense ratio (e)	24.2%	22.0%	26.6%	23.6%
Combined ratio	98.1%	88.4%	96.5%	91.1%
Accident year loss ratio (f)	58.8%	67.4%	64.0%	68.2%
Accident year loss ratio ex-catastrophe losses (f)	58.8%	67.4%	64.0%	67.4%

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JRVR Announces Fourth Quarter 2023 Results

(a) Losses and loss adjustment expenses include $(1.3) million and $5.0 million of (benefit) expense for deferred retroactive reinsurance gains for the three and twelve months ended December 31, 2023, respectively ($(5.0) million and $15.7 million in the respective three and twelve month prior year periods).

(b) See "Reconciliation of Non-GAAP Measures".
(c) The outstanding Series A preferred shares were dilutive for the three months ended December 31, 2023. Dividends on the Series A preferred shares were added back to the numerator in the calculation and 5,971,184 common shares from an assumed conversion of the Series A preferred shares were included in the denominator.

(d) The outstanding Series A preferred shares were anti-dilutive for the three months ended December 31, 2023. Dividends on the Series A preferred shares were not added back to the numerator in the calculation and 5,971,184 common shares from an assumed conversion of the Series A preferred shares were excluded from the denominator.

(e) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $1.7 million and $5.3 million for the three and twelve months ended months ended December 31, 2023, respectively ($1.1 million and $3.8 million in the respective prior year periods), and a denominator of net earned premiums.

(f) Ratio of losses and loss adjustment expenses for the current accident year, excluding development on prior accident year reserves, to net earned premiums for the current year (excluding net earned premium adjustments on reinstatement premiums associated with prior years of $4.1 million and $16.4 million for the three and twelve months ended December 31, 2023).
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JRVR Announces Fourth Quarter 2023 Results

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Gross written premiums	$275,171	$245,462	12.1%	$1,007,351	$921,164	9.4%
Net written premiums (a)	$146,628	$156,358	(6.2)%	$589,551	$589,056	0.1%

Net earned premiums (a)	$153,926	$147,317	4.5%	$609,566	$555,597	9.7%
Losses and loss adjustment expenses excluding retroactive reinsurance	(112,680)	(95,888)	17.5%	(420,044)	(366,352)	14.7%
Underwriting expenses	(32,348)	(28,571)	13.2%	(135,175)	(106,194)	27.3%
Underwriting profit (b)	$8,898	$22,858	(61.1)%	$54,347	$83,051	(34.6)%

Ratios:
Loss ratio	73.2%	65.1%		68.9%	65.9%
Expense ratio	21.0%	19.4%		22.2%	19.2%
Combined ratio	94.2%	84.5%		91.1%	85.1%
Accident year loss ratio (c)	55.5%	65.3%		61.9%	66.0%
Accident year loss ratio ex-catastrophe losses (c)	55.5%	65.3%		61.9%	65.1%

(a) Net written and earned premiums were negatively impacted by $4.1 million and $16.4 million of reinstatement premiums related to casualty treaties during the three and twelve months ended December 31, 2023, respectively.
(b) See "Reconciliation of Non-GAAP Measures".
(c) Ratio of losses and loss adjustment expenses for the current accident year, excluding development on prior accident year reserves, to net earned premiums for the current year (excluding net earned premium adjustments on reinstatement premiums associated with prior years).

SPECIALTY ADMITTED INSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Gross written premiums	$114,134	$116,142	(1.7)%	$501,309	$490,208	2.3%
Net written premiums	$25,573	$18,866	35.6%	$104,350	$76,390	36.6%

Net earned premiums	$28,027	$18,854	48.7%	$98,439	$74,137	32.8%
Losses and loss adjustment expenses	(21,752)	(14,519)	49.8%	(75,122)	(58,548)	28.3%
Underwriting expenses	(4,080)	(1,847)	120.9%	(19,240)	(11,355)	69.4%
Underwriting profit (a), (b)	$2,195	$2,488	(11.8)%	$4,077	$4,234	(3.7)%

Ratios:
Loss ratio	77.6%	77.0%		76.3%	79.0%
Expense ratio	14.6%	9.8%		19.6%	15.3%
Combined ratio	92.2%	86.8%		95.9%	94.3%
Accident year loss ratio	77.5%	84.4%		77.3%	84.6%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results for the three and twelve months ended December 31, 2023 include gross fee income of $5.9 million and $24.2 million, respectively ($6.3 million and $23.6 million in the respective prior year periods).

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JRVR Announces Fourth Quarter 2023 Results

Underwriting Performance Ratios

The following table provides the underwriting performance ratios of the Company's continuing operations inclusive of the business subject to retroactive reinsurance accounting for a loss portfolio transfer. There is no economic impact to the Company over the life of a loss portfolio transfer contract so long as any additional losses subject to the contract are within the limit of the loss portfolio transfer and the counterparty performs under the contract. Retroactive reinsurance accounting is not indicative of our current and ongoing operations. Management believes that providing loss ratios and combined ratios on business not subject to retroactive reinsurance accounting for loss portfolio transfers gives the users of our financial statements useful information in evaluating our current and ongoing operations.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Excess and Surplus Lines:
Loss Ratio	73.2%	65.1%	68.9%	65.9%
Impact of retroactive reinsurance	(0.8)%	(3.4)%	0.8%	2.8%
Loss Ratio including impact of retroactive reinsurance	72.4%	61.7%	69.7%	68.7%

Combined Ratio	94.2%	84.5%	91.1%	85.1%
Impact of retroactive reinsurance	(0.8)%	(3.4)%	0.8%	2.8%
Combined Ratio including impact of retroactive reinsurance	93.4%	81.1%	91.9%	87.9%

Consolidated:
Loss Ratio	73.9%	66.4%	69.9%	67.5%
Impact of retroactive reinsurance	(0.7)%	(3.0)%	0.7%	2.5%
Loss Ratio including impact of retroactive reinsurance	73.2%	63.4%	70.6%	70.0%

Combined Ratio	98.1%	88.4%	96.5%	91.1%
Impact of retroactive reinsurance	(0.7)%	(3.0)%	0.7%	2.5%
Combined Ratio including impact of retroactive reinsurance	97.4%	85.4%	97.2%	93.6%

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JRVR Announces Fourth Quarter 2023 Results

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit by individual operating segment and for the entire Company to consolidated income before taxes. We believe that the disclosure of underwriting profit by individual segment and of the Company as a whole is useful to investors, analysts, rating agencies and other users of our financial information in evaluating our performance because our objective is to consistently earn underwriting profits. We evaluate the performance of our segments and allocate resources based primarily on underwriting profit. We define underwriting profit as net earned premiums and gross fee income (in specific instances when the Company is not retaining insurance risk) less losses and loss adjustment expenses on business from continuing operations not subject to retroactive reinsurance accounting for loss portfolio transfers and other operating expenses. Other operating expenses include the underwriting, acquisition, and insurance expenses of the operating segments and, for consolidated underwriting profit, the expenses of the Corporate and Other segment. Our definition of underwriting profit may not be comparable to that of other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands)	2023	2022	2023	2022
Underwriting profit of the operating segments:
Excess and Surplus Lines	$8,898	$22,858	$54,347	$83,051
Specialty Admitted Insurance	2,195	2,488	4,077	4,234
Total underwriting profit of operating segments	11,093	25,346	58,424	87,285
Other operating expenses of the Corporate and Other segment	(7,628)	(6,051)	(33,940)	(31,260)
Underwriting profit (a)	3,465	19,295	24,484	56,025
Losses and loss adjustment expenses - retroactive reinsurance	1,270	5,031	(4,991)	(15,742)
Net investment income	25,588	15,318	84,046	43,188
Net realized and unrealized gains (losses) on investments	7,954	3,878	10,441	(15,720)
Other (expense) income	(1,394)	74	424	(244)
Interest expense	(6,561)	(5,158)	(24,627)	(13,872)
Amortization of intangible assets	(91)	(91)	(363)	(363)
Impairment of IRWC trademark intangible asset	—	—	(2,500)	—
Income from continuing operations before taxes	$30,231	$38,347	$86,914	$53,272

(a) Included in underwriting results for the three and twelve months ended December 31, 2023 is gross fee income of $5.9 million and $24.2 million, respectively ($6.3 million and $23.6 million in the respective prior year periods).

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JRVR Announces Fourth Quarter 2023 Results

Adjusted Net Operating Income

We define adjusted net operating income as income available to common shareholders excluding a) income (loss) from discontinued operations b) the impact of retroactive reinsurance accounting for a loss portfolio transfer, c) net realized and unrealized gains (losses) on investments, d) certain non-operating expenses such as professional service fees related to a purported class action lawsuit, various strategic initiatives, and the filing of registration statements for the offering of securities, and e) severance costs associated with terminated employees. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income available to common shareholders reconciles to our adjusted net operating income as follows:

	Three Months Ended December 31,
	2023		2022
($ in thousands)	Income Before Taxes	Net Income	Income Before Taxes	Net Income
(Loss) income available to common shareholders	$(142,605)	$(152,780)	$27,586	$15,100
Loss from discontinued operations	170,211	170,211	8,136	8,136
Losses and loss adjustment expenses - retroactive reinsurance	(1,270)	(1,003)	(5,031)	(3,974)
Net realized and unrealized investment gains	(7,954)	(6,284)	(3,878)	(3,064)
Other expenses	2,321	2,298	217	217
Adjusted net operating income	$20,703	$12,442	$27,030	$16,415

	Twelve Months Ended December 31,
	2023		2022
($ in thousands)	Income Before Taxes	Net Income	Income Before Taxes	Net Income
(Loss) income available to common shareholders	$(92,479)	$(118,184)	$40,637	$22,223
Loss from discontinued operations	168,893	168,893	3,885	3,885
Losses and loss adjustment expenses - retroactive reinsurance	4,991	3,943	15,742	12,437
Net realized and unrealized investment (gains) losses	(10,441)	(8,248)	15,720	12,418
Other expenses	1,588	1,938	747	747
Impairment of IRWC trademark intangible asset	2,500	1,975	—	—
Adjusted net operating income	$75,052	$50,317	$76,731	$51,710

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JRVR Announces Fourth Quarter 2023 Results

Tangible Equity (per Share) and Tangible Common Equity (per Share)

We define tangible equity as shareholders' equity plus mezzanine Series A preferred shares and the unrecognized deferred retroactive reinsurance gain on loss portfolio transfers less goodwill and intangible assets (net of amortization). We define tangible common equity as tangible equity less mezzanine Series A preferred shares. Our definition of tangible equity and tangible common equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity and tangible common equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity and tangible common equity for December 31, 2023, September 30, 2023, December 31, 2022, and September 30, 2022.

	December 31, 2023	September 30, 2023	December 31, 2022	September 30, 2022
($ in thousands, except for share data)
Shareholders' equity	$534,621	$562,544	$553,766	$526,804
Plus: Series A redeemable preferred shares	144,898	144,898	144,898	144,898
Plus: Deferred reinsurance gain (a)	20,733	37,653	20,091	20,773
Less: Goodwill and intangible assets	214,644	214,735	217,507	217,598
Tangible equity	$485,608	$530,360	$501,248	$474,877
Less: Series A redeemable preferred shares	144,898	144,898	144,898	144,898
Tangible common equity	$340,710	$385,462	$356,350	$329,979

Common shares outstanding	37,641,563	37,619,749	37,470,237	37,450,438
Common shares from assumed conversion of Series A preferred shares	5,971,184	5,640,158	5,640,158	5,640,158
Common shares outstanding after assumed conversion of Series A preferred shares	43,612,747	43,259,907	43,110,395	43,090,596

Equity per share:
Shareholders' equity	$14.20	$14.95	$14.78	$14.07
Tangible equity	$11.13	$12.26	$11.63	$11.02
Tangible common equity	$9.05	$10.25	$9.51	$8.81

(a) Deferred reinsurance gain for the period ending December 31, 2023 excludes the deferred retroactive reinsurance gain of $33.2 million related to the Casualty Reinsurance LPT in discontinued operations.
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